Exhibit 4.(b)

EXECUTION COPY

SECOND AMENDMENT AND WAIVER

Amendment and Waiver dated as of August 27, 2002, among CHIVOR S.A. E.S.P., as Borrower, the financial institutions parties to the Prior Credit Agreement (as defined below), and BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not defined herein shall have the respective meanings provided in Section 1.1.

Preliminary Statements

A. The Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to that certain Credit Agreement, amended and restated as of December 30, 1996, and amended by a First Amendment among the same parties dated as of July 31, 1997 (as so amended, the “Prior Credit Agreement”).

B. On July 6, 2002, the Borrower filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (“Chapter 11”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and a Prepackaged Plan of Reorganization of the Borrower containing, and providing for, terms and conditions substantially as set forth in this Second Amendment (the “Prepackaged Plan”).

C. On August 13, 2002, by its Findings of Fact and Conclusions of Law Relating to, and Order under, 11 U.S.C. §§ 1126(b), 1125, 1129(a) and Federal Rules of Bankruptcy Procedure 3016, 3017, 3018, and 3020 Approving Disclosure Statement and Solicitation Procedures and Confirming Debtor’s Prepackaged Plan of Reorganization under Chapter 11 (the “Confirmation Order”), the Bankruptcy Court confirmed the Prepackaged Plan and approved and ordered the implementation of this Second Amendment on the terms and conditions set forth herein.

D. The parties hereto wish to amend the Prior Credit Agreement in accordance with the Prepackaged Plan and the Confirmation Order, and to waive the Existing Events of Default (as defined below) to the extent and subject to the terms and conditions set forth in this Second Amendment (the Prior Credit Agreement as amended by this Second Amendment from and after the Second Amendment Effective Date, the “Credit Agreement”).

The parties hereto hereby agree as follows:

Section 1. Defined Terms; Rules of Construction.

1.1 Defined Terms. As used in this Second Amendment, the terms defined in the preamble, preliminary statements and other sections of this Second Amendment shall have the meanings set forth therein, terms defined in the Credit Agreement shall have the meanings set forth therein, and the following terms shall have the meanings set forth below:

“Amendment Fee” shall have the meaning provided in Section 5.2(a) of this Second Amendment.

“Amendment Security and Project Documents” shall mean the agreements set forth in Sections 5.3 through 5.10 of this Second Amendment and the documents executed and delivered in connection therewith, individually and collectively.

“Existing Events of Default” shall mean the Events of Default referred to in Section 3 of this Second Amendment.

“Shareholder Parties” shall mean AES, Gener and the Shareholder, individually and collectively.

1.2 Rules of Construction. The principles of construction set forth in Section 1.2 of the Credit Agreement shall govern the interpretation of this Second Amendment. This Agreement is in the English language and, except as otherwise required by Colombian law, any non-English translation of this Second Amendment shall have no legal validity.

Section 2. Amendments to Credit Agreement. Effective as of the Second Amendment Effective Date, the Prior Credit Agreement is hereby amended, without the need for the execution of any further documents or instruments, as follows:

2.1 Section 1.1.

(a) The definitions set forth below which are contained in Section 1.1 are hereby amended to read as follows (and the definitions set forth below which are not contained in Section 1.1 are hereby inserted to read as follows):

“AES” shall have the meaning provided in the Support Agreement.

“Annualized Project Debt Service” shall mean, for any period, the sum of (a) all interest accrued by the Borrower in respect of the Loans during such period divided by the number of days in the period and then multiplied by 365, (b) the Scheduled Repayments scheduled to be due during the twelve-month period immediately following the Second Amendment Effective Date, (c) all accrued interest for permitted Working Capital Indebtedness of the Borrower in respect of such period divided by the number of days in such period and then multiplied by 365, and (d) all principal and accrued interest and all other amounts payable by the Borrower in respect of other Indebtedness during such period divided by the number of days in such period and then multiplied by 365.

“Annualized Project Operating Income” shall mean, for any period, the Project Operating Income divided by the number of days in such period and then multiplied by 365.

“Bankruptcy Law” shall mean any Law of any Governmental Authority relating to bankruptcy, insolvency, liquidation, reorganization, restructuring, concordato, winding-up or composition or adjustment of debts or any similar Law, including, without limitation Ley 550.

“Bonds” shall have the meaning provided in Section 7.29.

“Change of Control” shall have the meaning provided in the Support Agreement.

“Credit Parties” shall mean the Borrower, AES, the Operator and the Shareholder, and, so long as Gener has any obligations under the Support Agreement or the Technology Assistance Agreement, Gener.

“Debt Service Coverage Ratio” shall mean (a) as at the last day of any fiscal quarter ending before the first anniversary of the Second Amendment Effective Date, the ratio of (i) the Annualized Project Operating Income for the period commencing on the Second Amendment Effective Date and ending on the last day of such fiscal quarter to (ii) the Annualized Project Debt Service for the period commencing on the Second Amendment Effective Date and ending on the last day of such fiscal quarter, and (b) as at the last day of any fiscal quarter ending on or after the first anniversary of the Second Amendment Effective Date, the ratio of (i) the Project Operating Income for the immediately preceding 12-month period to (ii) the Project Debt Service for the immediately preceding 12-month period.

“Excess Cash Flow” shall mean an amount equal to the excess of (a) all amounts on deposit on each Quarterly Date in the Excess Cash Flow Sub-account of the Offshore Retention Account over (b) $500,000.

“First-PIK Early Satisfaction” shall have the meaning provided in Section 2.5(a).

“First-PIK Note” shall have the meaning provided in Section 2.4(b).

“First Principal Reduction Date” shall mean March 31, 2004.

“Gener” shall mean AES Gener S.A., formerly known as Chilgener S.A., a corporation (sociedad anónima) organized and existing under the laws of Chile.

“Gener Indenture” shall mean any of (a) the Indenture for the 6 1/2% Notes Due January 2006, dated as of January 26, 1996, between Gener and The Chase Manhattan Bank, as trustee and (b) the Indenture for the 6% Senior Convertible Notes Due 2005, dated as of June 16, 1999, between Gener and The Bank of New York.

“Interest Payment Date” shall have the meaning provided in Section 2.6(c).

“Ley 550” shall mean Law 550 of 1999 issued by the Congress of Colombia and any Laws issued thereunder or in connection therewith.

“Maturity Date” shall mean December 30, 2006.

“Net Proceeds” shall mean, in respect of any event as to any Person, the gross cash proceeds received by such Person from such event (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of the reasonable out-of-pocket costs of such event, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such event.

“Non-effective Amendment” shall mean the Amended and Restated Credit Agreement among the parties hereto dated November 30, 2001, the conditions precedent for the effectiveness of which were not met.

“Notes” shall have the meaning provided in Section 2.4(c).

“Notice Office” shall mean the office of the Administrative Agent located at Agency Management, East NC1-001-08-19, 101 North Tryon Street, Charlotte, NC 28255, Attention: Maria A. McClain, Telephone: 704-388-1935, Facsimile: 704-386-3324, or such other office, telephone or facsimile number as the Administrative Agent may hereafter designate in writing as such to each of the other parties hereto.

“Offshore Rate Margin” shall mean for any day during any period set forth below, the rate set forth opposite such period below:

Period	Rate
Second Amendment Effective Date to, but excluding, the date that is 9 months thereafter (the “First Anniversary”)	3.25%
From the First Anniversary to, but excluding, the date that is 12 months thereafter (the “Second Anniversary”)	3.50%
From the Second Anniversary to, but excluding, the date that is 12 months thereafter (the “Third Anniversary”)	3.75%
From the Third Anniversary to, but excluding, the date that is 12 months thereafter (the “Fourth Anniversary”)	8.60%
From the Fourth Anniversary to 12/30/06	9.10%

“O&M Plan” shall mean a 5-year budget, on an annual basis, with respect to the operation and maintenance of the Project, prepared and certified by the Borrower and reviewed by PricewaterhouseCoopers.

“Operation and Maintenance Expenses” shall mean, for any period, collectively, but without duplication, all reasonable and necessary (a) expenses of administering and operating the Project, including, without limitation, expenses associated with transmission and lift costs, and of maintaining it in good repair and operating condition in connection with Good Utility Practices, (b) insurance costs payable by the Borrower, (c) property taxes payable by the Borrower, (d) sales, franchise and excise taxes payable by the Borrower with respect to the sale of electric energy, (e) costs and expenses in connection with obtaining and maintaining in effect the required Governmental

Approvals, (f) legal, accounting and other professional and consulting fees incurred in connection with any of the foregoing items, and (g) the fees, expenses and indemnities payable or reimbursable to any Lender, the Administrative Agent, the Collateral Agent, the Offshore Trustee and the Onshore Trustee under the Credit Documents; provided, however, that such expenses do not include (i) depreciation, or (ii) any taxes imposed on or measured by income or receipts.

“Operating Year” shall mean the 2002 calendar year and each subsequent calendar year.

“Original Loan” and “Original Loans” shall have the meaning provided in Section 2.1.

“Original Note” and “Original Notes” shall have the meaning provided in Section 2.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at Agency Management, East NC1-001-08-19, 101 North Tryon Street, Charlotte, NC 28255, or such other office as the Administrative Agent may hereafter designate in writing as such to each of the other parties hereto.

“PIK Interest” shall mean the interest accruing on unpaid principal amounts solely as a result of the PIK Rate being applicable thereto pursuant to Section 2.6(a).

“PIK Rate” shall mean, for any day from the Second Amendment Effective Date up to and including March 31, 2005, 3.50%, and, thereafter, 0%.

“Placement Agent” shall have the meaning provided in Section 7.29.

“Prior Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Process Agent” shall mean CT Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011.

“Quarterly Date” shall mean, commencing on June 30, 2002 and thereafter until the Maturity Date, each March 31, June 30, September 30 and December 30.

“Refinancing Arranger” shall have the meaning provided in Section 7.29.

“Refinancing Loans” shall have the meaning provided in Section 7.29.

“Resolution 8” shall mean Resolución Externa No. 8 of 2000 of the Board of Directors of the Central Bank, dated May 5, 2000, and any successor or similar Law which imposes any requirement, including, without limitation, any mandatory deposit in connection with any repayment or prepayment (including by way of mandatory prepayment or acceleration) of the Obligations.

“Restricted Payments” shall have the meaning provided in Section 8.2.

“Second Amendment” shall mean the Second Amendment and Waiver dated as of August 27, 2002 among the Borrower, the Lenders and Bank of America, N.A. as Administrative Agent and Collateral Agent.

“Second Amendment Effective Date” shall have the meaning provided in Section 5 of the Second Amendment.

“Second-PIK Early Satisfaction” shall have the meaning provided in Section 2.5(b).

“Second-PIK Note” shall have the meaning provided in Section 2.4(c).

“Second Principal Reduction Date” shall mean March 31, 2005.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of its liabilities, including, without limitation, Contingent Obligations, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as it becomes absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower, the terms of which shall be subordinated to the prior payment in full of the Obligations, directly or indirectly owed to or funded by another Credit Party and permitted under Resolution 8 and other applicable Law; provided that at all times such Indebtedness shall be evidenced by agreements and/or instruments setting forth and including (a) subordination provisions as set forth in Exhibit A-1 to the Second Amendment, (b) covenants, defaults, events of default and remedies that are no more restrictive on the Borrower than the covenants, defaults, events of default and remedies under the Credit Documents, (c) payments of any amount of principal, interest, fee, or other amount under such Indebtedness that occur no earlier than after the final maturity of any Obligation, (d) maturities (including, mandatory prepayments, sinking fund payments and other like payments) that occur no earlier than after the final maturity of any Obligation and (e) a power of attorney in favor of the Collateral Agent, in the form of Exhibit A-2 to the Second Amendment, duly authorized and executed by each financial institution and each Credit Party lending, funding or having a participation or any other rights in such Indebtedness.

“Supermajority Lenders” shall mean, at any time, Lenders holding 80% or more of the then aggregate unpaid principal amount of the Loans.

“Support Agreement” shall mean the Support Agreement among the Borrower, AES, Gener, the Shareholder and the Collateral Agent, amending, restating and renaming, pursuant to the Section 5.10 of the Second Amendment, the Negative Pledge Agreement.

“Support Payments” shall mean any payments required pursuant to Section 6 of the Support Agreement.

“Transfer” shall mean the assignment, sale or transfer of capital stock of the Borrower or the issuance of new capital stock of the Borrower.

“Working Capital Indebtedness” shall mean unsecured working capital indebtedness not to exceed $10,000,000 (or the equivalent thereof).

“Yearly O&M Budget” shall have the meaning set forth in Section 7.25.

(b) The definitions of “Chilgener,” “Permitted Affiliate Loans,” “Peso Additional Collateral Sub-account” and “Resolution 21” are deleted from Section 1.1. All references to “Chilgener” in the Prior Credit Agreement shall be deemed to be references to “Gener.” All references to “Resolution 21” in the Prior Credit Agreement shall be deemed to be references to “Resolution 8.” All references to “the Negative Pledge Agreement” shall be deemed to be references to “the Support Agreement.”

2.2 Sections 1.2(d) and 1.2(e). Sections 1.2(d) and 1.2(e) are hereby inserted as follows:

(d) Each reference to, and the definition of, any document shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement (also as amended, supplemented or otherwise modified from time to time).

(e) Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

2.3 Section 2.1. Section 2.1 is deleted in its entirety and replaced by the following:

2.1 The Loans. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, prior to the Availability Expiry Date, a loan (each an “Original Loan” and collectively, the “Original Loans”; and the Original Loans collectively with the loans arising from capitalization of PIK Interest pursuant to Section 2.6(d) and evidenced by the First-PIK Notes and the Second-PIK Notes, the “Loans”) to the Borrower, which Original Loans shall be made as a single Borrowing, and not exceed for any Lender, in aggregate principal amount, that amount which equals the Commitment of such Lender; provided, that the aggregate principal amount of the Original Loans outstanding at any time shall not exceed the Total Commitment. The Loans are available only on the terms and conditions specified hereunder, and though repaid, in full or in part, at maturity or by prepayment, may not be reborrowed in full or in part.

2.4 Section 2.4. Section 2.4 is deleted in its entirety and replaced by the following:

2.4 Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, all of the Loans made by each Lender on the Borrowing Date shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B hereto (each, an “Original Note,” and collectively, the “Original Notes”) with blanks appropriately completed in conformity herewith. The Original Note issued to each Lender shall (i) be payable to the order of such Lender and be dated the Borrowing Date, (ii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the Loans evidenced thereby, (iii) mature with respect to each Loan evidenced thereby on the Maturity Date, (iv) bear interest as provided in Section 2.6, and (v) be entitled to the benefits of this Agreement and the other Credit Documents. Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make such notation shall not affect the Borrower’s obligations in respect of such Loans.

(b) On each Interest Payment Date on which PIK Interest is capitalized pursuant to Section 2.6(d) on or before the First Principal Reduction Date, the Borrower shall execute and deliver to each Lender on such Interest Payment Date a promissory note substantially in the form of Exhibit B to the Second Amendment in a principal amount equal to such Lender’s pro rata portion of such PIK Interest being so capitalized, with blanks appropriately completed in conformity herewith (each a “First-PIK Note”). Each First-PIK Note issued to each Lender shall (i) be payable to the order of such Lender and be dated as of the Interest Payment Date on which it shall be issued, (ii) be in a stated principal amount in accordance with Section 2.6(d), (iii) mature with respect to each Loan evidenced thereby on the First Principal Reduction Date, (iv) not bear interest, and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) On each Interest Payment Date on which PIK Interest is capitalized pursuant to Section 2.6(d) after the First Principal Reduction Date but on or before the Second Principal Reduction Date, the Borrower shall execute and deliver to each Lender on such Interest Payment Date a promissory note substantially in the form of Exhibit B to the Second Amendment in a principal amount equal to such Lender’s pro rata portion of such PIK Interest Amount being so capitalized, with blanks appropriately completed in conformity herewith (each a “Second-PIK Note” and, collectively with the Original Notes and the First-PIK Notes, the “Notes”). Each Second-PIK Note issued to each Lender shall (i) be payable to the order of such Lender and be dated as of the Interest Payment Date on which it shall be issued, (ii) be in a stated principal amount in accordance with Section 2.6(d), (iii) mature with respect to each Loan evidenced thereby on the Second Principal Reduction Date, (iv) not bear interest, and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

2.5 Section 2.5. Section 2.5 is deleted in its entirety and replaced by the following:

2.5 Early Satisfaction of Certain Notes.

(a) If, on the First Principal Reduction Date, the aggregate principal amount of Original Loans is $290,000,000 or less (after giving effect to all repayments or prepayments made on such date), the aggregate principal amount on such date of Loans evidenced by First-PIK Notes issued on or prior to such date shall, subject to the satisfaction of the conditions precedent described below, be deemed satisfied and discharged (the “First-PIK Early Satisfaction”). The First-PIK Early Satisfaction shall be deemed to have occurred only after the Administrative Agent shall have determined and notified the Borrower and the Lenders that the following conditions precedent have been satisfied on or before the First Principal Reduction Date:

(i) the Borrower shall have given the Administrative Agent at least ten (10) Business Days prior notice of its intent to satisfy the conditions precedent to the First-PIK Early Satisfaction on the First Principal Reduction Date;

(ii) all amounts required to reduce the aggregate principal amount of Original Loans outstanding on such date to $290,000,000 or less shall have been paid to the Administrative Agent; and

(iii) all fees, interest and other amounts due and payable pursuant to the Credit Documents shall have been paid in full through such date.

(b) If, on the Second Principal Reduction Date, the aggregate principal amount of Original Loans is $225,000,000 or less (after giving effect to all repayments or prepayments made on such date), the aggregate principal amount on such date of Loans evidenced by Second-PIK Notes issued on or prior to such date shall, subject to the satisfaction of the conditions precedent described below, be deemed satisfied and discharged (the “Second-PIK Early Satisfaction”). The Second-PIK Early Satisfaction shall be deemed to have occurred only after the Administrative Agent shall have determined and notified the Borrower and the Lenders that the following conditions precedent have been satisfied on or before the Second Principal Reduction Date:

(i) the Borrower shall have given the Administrative Agent at least ten (10) Business Days prior notice of its intent to satisfy the conditions precedent to the Second-PIK Early Satisfaction on the Second Principal Reduction Date;

(ii) all amounts required to reduce the aggregate principal amount of Original Loans outstanding on such date to $225,000,000 or less shall have been paid to the Administrative Agent; and

(iii) all fees, interest and other amounts due and payable pursuant to the Credit Documents shall have been paid in full through such date.

2.6 Section 2.6. Section 2.6 is deleted in its entirety and replaced by the following:

2.6 Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Original Loan from the Second Amendment Effective Date until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto or to any Tranche thereunder, be equal to the sum of the Offshore Rate for such Interest Period, plus the Offshore Rate Margin, plus the PIK Rate.

(b) Overdue principal and, to the extent permitted by Law, overdue interest in respect of each Loan or any Tranche thereunder and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate which is equal to the Base Rate in effect from time to time, plus the Base Rate Margin, plus the PIK Rate, plus 2%.

(c) Subject to Section 2.6(d), accrued (and theretofore unpaid) interest shall be payable in respect of each Loan or any Tranche thereunder on the last day of each Interest Period applicable thereto (provided that, in the case of an Interest Period in excess of three months, interest shall be payable on each date occurring at three-month intervals after the first day of such Interest Period) (each such date, in each case in accordance with Section 4.4, an “Interest Payment Date”), on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) PIK Interest accrued under Section 2.6(a) will be capitalized on each Interest Payment Date by adding the amount thereof due on such date to the then outstanding principal amount of the Loans.

(e) On each Interest Determination Date, the Administrative Agent shall determine the Offshore Rate for the Interest Period applicable to the Original Loans or to any Tranche thereunder and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.7 Section 4.2. Section 4.2 is deleted in its entirety and replaced by the following:

4.2 Scheduled Repayments. (a) On the dates set forth below (or, if such date is not a Business Day, on the immediately preceding Business Day), the Borrower shall repay the principal amount of the Original Loans (each such payment, a “Scheduled Repayment”) as is set forth opposite such date (each such date, a “Repayment Date”) as follows (subject to adjustment pursuant to prepayments in accordance with Sections 4.1 and 4.3):

Repayment Date	Amount
December 30, 2002	$15,000,000
June 30, 2003	$9,500,000
December 30, 2003	$9,500,000
June 30, 2004	$9,500,000
December 30, 2004	$9,500,000
June 30, 2005	$6,500,000
December 30, 2005	$6,500,000
June 30, 2006	$7,000,000
Maturity Date	$257,494,292

(b) Subject to Section 2.5, the Borrower shall repay the principal amount of the Loans evidenced by (i) the First-PIK Notes on the First Principal Reduction Date (or, if such date is not a Business Day, on the immediately preceding Business Day) and (ii) the Second-PIK Notes on the Second Principal Reduction Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

2.8 Section 4.3(c). Section 4.3(c) is hereby inserted as follows:

(c) In addition to any other mandatory repayments or prepayments pursuant to this Section 4.3, all Net Proceeds of a Transfer of capital stock of the Borrower shall be paid over to the Administrative Agent for application, on behalf of the Borrower, to the prepayment of Original Loans, as provided in the Onshore Trust and Retention Agreement and the Offshore Trust and Retention Agreement. Any such prepayment shall be applied to reduce the Scheduled Repayments in inverse order of maturity.

2.9 Section 4.3(d). Section 4.3(d) is hereby inserted as follows:

(d) In addition to any other mandatory repayments or prepayments pursuant to this Section 4.3, all Excess Cash Flow and Support Payments shall be paid over to the Administrative Agent for application, on behalf of the Borrower, to the prepayment of Original Loans, as provided in the Onshore Trust and Retention Agreement and the Offshore Trust and Retention Agreement. Any such prepayment shall be applied to reduce the Scheduled Repayments in inverse order of maturity.

2.10 Section 4.3(e). Section 4.3(e) is hereby inserted as follows:

(e) In addition to any other mandatory repayments or prepayments pursuant to this Section 4.3, all Net Proceeds of any Indebtedness (other than Working Capital Indebtedness and Subordinated Indebtedness not related to Support Payments) of the Borrower incurred after the Second Amendment Effective Date shall be paid over to the Administrative Agent for application, on behalf of the Borrower, to the prepayment of Original Loans, as provided in the Onshore Trust and Retention Agreement and the Offshore Trust and Retention Agreement. Any such prepayment shall be applied to reduce the Scheduled Repayments in inverse order of maturity.

2.11 Section 7.1(g). Section 7.1(g) is deleted in its entirety and replaced by the following:

(g) Debt Service Coverage Ratio. If the Debt Service Coverage Ratio is at any time less than 1.0, the Borrower promptly will give notice of such fact to the Administrative Agent setting forth the calculations of the Debt Service Coverage Ratio and, if requested by the Administrative Agent, prepare and submit within 30 days after the request a remedial action plan, in form and substance satisfactory to the Administrative Agent, which plan shall (i) identify the facts, events or circumstances which caused or resulted in the Debt Service Coverage Ratio falling below 1.0, and (ii) set forth remedial actions to be taken by the Borrower and the anticipated dates of the completion thereof.

2.12 Section 7.1(i). Section 7.1(i) is hereby inserted to read as follows:

(j) Required Contracts. Promptly, but in any case no later than five Business Days, after the beginning of each fiscal year, the Borrower shall certify in writing to the Administrative Agent its compliance with the requirements of Section 7.26.

2.13 Section 7.7(b). Section 7.7(b) is deleted in its entirety and replaced by the following:

(b) The Borrower shall be entitled to increase the amount of any Operation and Maintenance Expenses in the O&M Plan (other than payments to Gener or any of its Affiliates of any technical advisory fees or other amounts) during any fiscal year by not more than 10%, if the Independent Engineer certifies that such increase is reasonably necessary to pay any reasonable Operation and Maintenance Expenses during such fiscal year. The Borrower shall be entitled to increase the amount of any Operation and Maintenance Expenses in any fiscal year by more than 10% if approved in writing by the Administrative Agent and the Required Lenders.

2.14 Section 7.25. Section 7.25 is hereby inserted to read as follows:

7.25 Yearly O&M Budget.

(a) The Borrower shall adopt an operating plan and a budget of Operation and Maintenance Expenses for each Operating Year falling on or after 2002. Such operating plan and budget for an Operating Year is herein called a “Yearly O&M Budget”. A copy of each Yearly O&M Budget shall be delivered to the Administrative Agent at least 30 days prior to the commencement of the Operating Year to which it relates, except for the Yearly O&M Budget for Operating Year 2002 (which shall have been delivered in accordance with Section 5 of the Second Amendment).

(b) Each Yearly O&M Budget shall be prepared on a cash basis and shall specify, for each month during the Operating Year, the Operation and Maintenance Expenses (by category in a manner consistent with the O&M Plan), together with a comparative presentation of Operation and Maintenance Expenses for each month in the prior Operating Year, and shall describe in reasonable detail (i) the maintenance and overhaul schedule (including any major maintenance or overhauls which are projected for the next succeeding Operating Year), anticipated staffing plans, mobilization schedules, capital expenditure requirements, equipment acquisitions and spare parts and consumable inventories (including, without limitation, a breakdown of capital items and expense items), and administrative activities, and (ii) any other material underlying assumptions in connection with the proposed Yearly O&M Budget.

(c) In the event that the amount of Operation and Maintenance Expenses budgeted for the Operating Year in a Yearly O&M Budget exceeds the amount budgeted for such expenses during such period in the O&M Plan, the Borrower shall promptly after delivery of such Yearly O&M Budget, but in any case no later than five days before the first day of the Operating Year to which such Yearly O&M Budget relates, obtain the certification of the Independent Engineer and/or the approval in writing of the Administrative Agent and the Required Lenders that the Borrower would have been required to obtain pursuant to Section 7.7(b) as if the amounts budgeted in the Yearly O&M Budget in excess of the O&M Plan had actually been expended as of the time in which the Yearly O&M Budget is delivered to the Administrative Agent.

(d) The amounts provided in the Yearly O&M Budget for each item and classification of Operation and Maintenance Expenses for each month of each Operating Year shall not exceed the amounts reasonably expected to be necessary therefor, and the Borrower shall not expend (or submit a Notice of Operation and Maintenance Expenses pursuant to Section 2.1 of the Onshore Trust and Retention Agreement which contemplates the expenditure of) any amount for Operation and Maintenance Expenses during any month if such expenditure would cause the aggregate amount of Operation and Maintenance Expenses expended by the Borrower in such Operating Year through such month to exceed the aggregate amount budgeted in the O&M Plan to be expended in such Operating Year, unless (i) the Borrower has obtained the prior written certification of the Independent Engineer required pursuant to Section 7.7(b), and (ii) if such expenditure would cause the aggregate amount budgeted in the O&M Plan to be expended in such Operating Year to be exceeded by more than 10%, the Borrower has obtained the prior written approval of the Administrative Agent and the Required Lenders required pursuant to Section 7.7(b).

2.15 Section 7.26. Section 7.26 is hereby inserted to read as follows:

7.26 Required Contracts. The Borrower shall maintain subject to power purchase agreements at least 1,250 gigawatt/hours of its energy production for the subsequent 12-month period.

2.16 Section 7.27. Section 7.27 is hereby inserted to read as follows:

7.27 Solvency. The Borrower will remain Solvent at all times.

2.17 Section 7.28. Section 7.28 is hereby inserted to read as follows:

7.28 Ranking. The Borrower shall take all actions as may be necessary to ensure that the Obligations will at all times constitute unconditional and unsubordinated general obligations of the Borrower and will rank at least pari passu with all other present and future unsubordinated Indebtedness of the Borrower.

2.18 Section 7.29. Section 7.29 is hereby inserted to read as follows:

7.29 Take-Out Obligations. (a) No later than December 30, 2004 (or such earlier date as may be mutually agreed in the event that market conditions exist that would permit the Borrower to refinance the Facility (in whole or in part) on terms it considers commercially reasonable and permit fulfillment of the following requirements prior to December 30, 2004):

(i) The Credit Parties shall have either (A) engaged an internationally recognized investment bank (the “Placement Agent”) to publicly offer or privately place bonds issued by the Borrower (the “Bonds”), or (B) engaged one or more internationally recognized commercial banks or other lenders (the “Refinancing Arranger”) to syndicate one or more loans or other credit facilities for the Borrower (the “Refinancing Loans”), in each case in such amounts and on such terms and conditions as may be reasonably satisfactory in all respects to the Required Lenders (which terms and conditions shall in any event be no less favorable to the Lenders than the terms and conditions set forth in the Non-effective Amendment with respect to the bond issues contemplated thereby), the proceeds of which will be used to prepay in whole or in part the Loans;

(ii) The Borrower shall have prepared an offering memorandum relating to the issuance and sale of the Bonds or the Refinancing Loans in compliance with the requirements of applicable Law;

(iii) The Placement Agent or the Refinancing Arranger shall have been afforded the opportunity to market and shall have marketed such Bonds or Refinancing Loans for such a period as is customary to complete the sale of securities such as the Bonds or syndicate the Refinancing Loans, as the case may be; and

(iv) The Credit Parties shall have taken all commercially reasonable actions necessary or desirable, to the extent within their power, so that the Placement Agent or the Refinancing Arranger can successfully publicly offer or privately place the Bonds or syndicate the Refinancing Loans, as the case may be (provided that none of the Credit Parties (other than the Borrower) shall be required to guarantee, purchase or otherwise provide financial support for the Bonds or the Refinancing Loans).

(b) The Lenders shall not take unreasonably any action that would interfere with the successful placement of the Bonds or the Replacement Loans.

2.19 Section 8.2. Section 8.2 is deleted in its entirety and replaced by the following:

8.2 Restricted Payments. The Borrower will not, and will not permit any of its Affiliates to cause or permit the Borrower, to (a) declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock or interest of any of its shareholders, in each case now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock) or set aside any funds for any of the foregoing purposes, (b) make any payments of principal, interest or other amounts in respect of Subordinated Indebtedness, or (c) make any payments to any of the Credit Parties or any of their respective Affiliates of any operation, maintenance or technical advisory fees or other amounts (the making of any such payments, distributions, loans and such actions, all as described in clauses (a), (b) and (c) above, a “Restricted Payment”).

2.20 Section 8.3. Section 8.3 is deleted in its entirety and replaced by the following:

8.3 Indebtedness. The Borrower will not contract, create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness of the Borrower incurred under the Credit Documents, (b) obligations under letters of credit incurred by the Borrower in the ordinary course of business in support of obligations incurred in connection with worker’s compensation, unemployment insurance or other social security legislation, (c) Working Capital Indebtedness not to exceed $10,000,000 (or the equivalent thereof) and (d) Subordinated Indebtedness. The Borrower will not guaranty, whether pursuant to fianzas, avales or otherwise, any Indebtedness, leases, contracts, obligations or liabilities of any other Person.

2.21 Section 8.7. Section 8.7 is deleted in its entirety and replaced by the following:

8.7 No Modifications of Organization Documents. The Borrower will not (a) amend, modify or change, or permit the amendment, modification or change of, any provision of its estatutos or other organizational documents other than the amendments made on or prior to the Second Amendment Effective Date in order to incorporate the corporate governance requirements of the Superintendency of Securities of Colombia, (b) amend, modify or change, or permit the amendment, modification or change of, any provision of any agreement entered into by it, with respect to its capital stock, or (c) enter into any new agreement with respect to its capital stock, except in any such case as (i) could not reasonably be expected to result in a Material Adverse Effect on the Borrower, or (ii) would be required reasonably contemporaneously with a transfer of capital stock permitted by the Share Trust.

2.22 Section 8.8. Section 8.8 is deleted in its entirety and replaced by the following:

8.8 Transactions with Affiliates. The Borrower will not enter into any transaction or series of related transactions with any Affiliate of the Borrower, other than (a) as provided in the O&M Agreement, the Technology Assistance Agreement and the Support Agreement, (b) in the ordinary course of business of the Borrower and upon fair and reasonable terms and conditions no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate of the Borrower, and (c) Subordinated Indebtedness.

2.23 Section 8.10. Section 8.10 is hereby inserted to read as follows:

8.10 Debt Service Coverage Ratio. The Borrower will not permit the Debt Service Coverage Ratio to be less than 1.0.

2.24 Section 9.3. Section 9.3 is deleted in its entirety and replaced by the following:

9.3 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement to which it is a party contained in Sections 7.1(f), 7.13, 7.20, 7.25, 7.27, 7.28, 8 or 10.2 or under any other Credit Document to which it is a party, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.1 and 9.2 and clause (a) of this Section 9.3) contained in this Agreement and any such default shall have continued unremedied for a period of 30 days after the Borrower obtains knowledge of such default; or

2.25 Section 9.5. Section 9.5 is deleted in its entirety and replaced by the following:

9.5 Bankruptcy, etc.

(a) Any Credit Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law, (v) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to, any petition filed against it in an involuntary case under any such Law, (vi) take any corporate action for the purpose of effecting any of the foregoing, or (vii) take any action under applicable Colombian, Chilean, Cayman Islands or U.S. Laws which could result in a similar or equivalent outcome as set forth in clauses (i) through (vi) hereof; or

(b) A proceeding or case shall be commenced against any Credit Party without the application or consent of such Credit Party with any Governmental Authority of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a promoter, trustee, receiver, custodian or liquidator (or the functional equivalent in Colombia, Chile, The Cayman Islands or the United States) for any such Credit Party or of all or any substantial part of its assets, or (iii) similar relief in respect of any Credit Party under any Bankruptcy Law; or an order for relief against any such Credit Party shall be entered in an involuntary case under any such Bankruptcy Law or any proceeding or action under applicable Laws of Colombia, Chile, The Cayman Islands or the United States which would result in a similar or equivalent outcome as set forth in clauses (i) through (iii) hereof; or

2.26 Section 9.14. Section 9.14 is deleted in its entirety and replaced by the following:

9.14 Monetary Judgments. One or more judgments, decrees or awards shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the insurer does not dispute coverage) of the equivalent of the lower of (a) $2,000,000 (or the equivalent thereof) and (b) four percent of the total current liabilities of the Borrower at such time, or more, and such judgments, decrees or awards shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days after the entry thereof; or

2.27 Section 9.16. Section 9.16 of the Credit Agreement is deleted in its entirety and replaced by the following:

9.16. Default Under Other Agreements. The Borrower shall (a) default in any payment of all or any portion of any Indebtedness (other than the Notes) in an aggregate principal amount in excess of the lower of (i) $2,000,000 and (ii) four percent of the total current liabilities of the Borrower at such time (or the equivalent thereof), or (b) default in the observance or performance of any agreement, covenant or condition relating to any such Indebtedness or contained in any agreement or instrument evidencing, securing, governing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or any such Indebtedness of the Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

2.28 Section 9.19. Section 9.19 is hereby inserted to read as follows:

9.19. Certain Indebtedness of Gener. Gener shall default in the observance or performance of any agreement, covenant or condition relating to any Indebtedness issued pursuant to a Gener Indenture or contained in any agreement or instrument evidencing, securing, governing or relating thereto, or to a refinancing, extension or replacement of all or part thereof, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity, or any such Indebtedness of Gener shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

2.29 Section 9, Last Paragraph. The last paragraph of Section 9 is hereby amended to read as follows:

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and at the request of the Required Lenders, shall, upon written notice to the Borrower, take any and all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent, any Lender or the holder of any Note to enforce its claims against the Borrower (provided that if an Event of Default specified in Section 9.5 or Section 9.17 shall occur with respect to the Borrower or any of its Subsidiaries, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clause (i), (ii) and (iii) below shall occur automatically without the giving of any such notice): (i) declare the principal of, and any accrued interest in respect of, all Loans, the Notes, any Fees and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (ii) exercise or cause to be exercised all remedies available to it or the Collateral Agent, the Colombian Trustee or the Offshore Trustee under the Amendment Security and Project Documents and applicable Laws; and (iii) exercise any other rights available under the Credit Documents, all other documents or instruments entered into in connection herewith and applicable Law.

2.30 Section 13.15. Section 13.15 of the Prior Credit Agreement is deleted in its entirety and replaced by the following:

13.15 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders, the Administrative Agent or the Collateral Agent, as applicable, and the Borrower; provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Lender, (i) extend the Maturity Date of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, (ii) release any of the Collateral except as shall be otherwise provided in any Credit Document, (iii) amend, modify or waive any provision of this Section 13.15 or Sections 2.1, 11.7, 12.7, 12.14, 13.1, 13.2, 13.5, 13.7, or 13.8(b), (iv) reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, however, that, no such change, waiver, discharge or termination should, without the consent of the Supermajority Lenders, reduce the amount of or extend the Repayment Date for part or all of a Scheduled Repayment.

2.31 References to Loans in Prior Credit Agreement. The references to the defined terms “Loan” or “Loans” in the definitions of “Interest Determination Date” and “Tranche” in the Prior Credit Agreement and in Sections 2.7, 2.8, 4.1 and 4.3 of the Prior Credit Agreement shall instead be amended to read, respectively, “Original Loan” and “Original Loans.”

Section 3. Waivers. Effective as of the Second Amendment Effective Date (and for purposes of Sections 3.2 through 3.6 also subject to 3.7 below), each of the Lenders, the Administrative Agent and the Collateral Agent hereby waive any Default or Event of Default arising from:

3.1 Waiver of Payment Default. The failure to pay the principal amount of any Loan due and owing under the Credit Agreement prior to the Second Amendment Effective Date.

3.2 Waiver of Sabotage and Terrorism Coverage. The failure to comply with the requirement of maintaining a sabotage and terrorism insurance coverage sub-limit in the amount of $100,000,000 pursuant to Section 1(e) of Schedule 10.2 to the Credit Agreement, so long as a minimum sabotage and terrorism insurance coverage sub-limit for an amount of $30,000,000, in excess of $10,000,000, shall be in full force and effect.

3.3 Waiver of Debris Removal Coverage. The failure to comply with the requirement of maintaining debris removal insurance coverage sub-limits in the amount of $10,000,000 pursuant to Section 1(e) of Schedule 10.2 to the Credit Agreement, so long as a minimum debris removal insurance coverage sub-limit for a total amount of $5,000,000 shall be in full force and effect.

3.4 Waiver of Extraordinary Expenses Coverage. The failure to comply with the requirement of maintaining insurance coverage for extraordinary expenses incurred in connection with a business interruption for an amount of $10,000,000 pursuant to Section 1(e) of Schedule 10.2 to the Credit Agreement, so long as a minimum coverage for extraordinary expenses incurred in connection with a business interruption for an amount of $5,000,000 shall be in full force and effect.

3.5 Waiver of Business Interruption Insurance. The failure to comply with the requirements of maintaining a maximum deductible in Business Interruption Insurance of 20 days per occurrence, so long as a maximum deductible of 30 days shall be in full force and effect.

3.6 Waiver of Employers Liability Insurance. The failure to comply with the requirement of maintaining a maximum deductible in Employers Liability Insurance of $25,000 per occurrence, so long as a maximum deductible of $35,000 per occurrence shall be in full force and effect.

3.7 Effectiveness of Waivers. The waivers provided for in Sections 3.2 through 3.6 shall cease to be effective, and at such time and at all times thereafter the Credit Documents shall apply in all respects without regard to such waivers, if (a) the Administrative Agent shall have received from the Insurance Consultant a report stating that the coverage set forth in Schedule 10.2 to the Credit Agreement has become “available on commercially reasonable terms” or (b) the Borrower shall have failed to deliver a report from the Insurance Consultant regarding the availability of such coverage (i) on each June 30 and December 31 after the Second Amendment Effective Date and (ii) on each other date on which the Administrative Agent may reasonably request such a report to be delivered.

Section 4. Acknowledgments.

4.1 Acknowledgment of Obligations. The Borrower agrees and acknowledges that the Obligations are valid and enforceable against the Borrower in every respect and all of the terms and conditions of the Credit Documents are binding and enforceable upon the Borrower in accordance with their terms, and not subject to any offset, counterclaim, cause of action, reduction or defense under any theory at law or in equity.

4.2 Costs and Expenses. The Borrower reaffirms, to the extent provided in the Credit Documents, its obligation under the Credit Documents to reimburse the Administrative Agent, the Collateral Agent, the Offshore Trustee and the Colombian Trustee in cash for, inter alia, all costs and expenses incurred by any of them in connection with the Obligations pursuant to the Credit Documents, this Second Amendment and the Amendment Security and Project

Documents, or the protection, perfection or insurance of the Liens for the benefit of the Lenders upon and security interests in the Collateral.

4.3 Acknowledgment of Credit Documents. The Borrower reaffirms that each of the Credit Documents, as amended and modified pursuant to this Second Amendment and the Amendment Security and Project Documents, is a valid, binding obligation of the Borrower. Each of the Credit Documents shall continue in full force and effect, unchanged, except as expressly modified by this Second Amendment and the Amendment Security and Project Documents. This Agreement and the Amendment Security and Project Documents shall be Credit Documents for purposes of the definition of such term in Section 1.1 of the Credit Agreement, from and after the Second Amendment Effective Date.

Section 5. Second Amendment Effective Date. The amendments and waivers to the provisions of the Credit Documents provided for in this Second Amendment and the Amendment Security and Project Documents shall become effective on the date on which each of the following conditions, in the sole opinion of the Administrative Agent, shall have been satisfied (which date shall occur on or before August 27, 2002) (the “Second Amendment Effective Date”):

5.1 Documents.

(a) The Amendment Security and Project Documents shall have been duly executed and delivered by each of the parties thereto.

(b) There shall exist no Default or Event of Default, after giving effect to this Second Amendment and the Amendment Security and Project Documents. All Necessary Governmental Approvals and third party approvals in connection with this Second Amendment and the Amendment Security and Project Documents shall have been obtained and remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the judgment of the Administrative Agent, materially adverse conditions upon the consummation of this Second Amendment or any of the Amendment Security and Project Documents. The other conditions precedent to the effectiveness of this Second Amendment shall have been consummated in accordance with the terms and conditions of the Credit Documents and all applicable Laws.

(c) All representations and warranties contained in the Credit Documents shall be true and correct in all material respects as of the Second Amendment Effective Date.

(d) The Administrative Agent shall have received a certificate from an authorized officer of each of the Credit Parties, in form and substance satisfactory to the Administrative Agent, stating that the conditions set forth in Sections 5.1(a) through (c), 5.16, 5.17, 5.18 and 5.20 have been satisfied with respect to such Person.

(e) The Administrative Agent shall have received opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Second Amendment Effective Date, from each of the following: (i) Chadbourne & Parke LLP, special U.S. counsel to the Credit Parties, covering the matters set forth in Exhibit C-1 hereto, (ii) Gomez, Pinzón & Asociados, in scope, form and substance satisfactory to the Administrative

Agent in its sole discretion, (iii) internal Chilean counsel to Gener, in scope, form and substance satisfactory to the Administrative Agent in its sole discretion, (iv) Cayman Islands counsel to the Shareholder, covering the matters set forth in Exhibit C-2 hereto, (v) internal counsel to AES, covering the matters set forth in Exhibit C-3 hereto, and (vi) such other opinions as the Administrative Agent shall reasonably request, each of which shall be in scope, form and substance satisfactory to the Administrative Agent in its sole discretion.

(f) The Administrative Agent shall have received a good standing certificate for each of the Credit Parties from the respective jurisdiction of incorporation or organization or Chamber of Commerce in Colombia, as applicable.

5.2 Payments.

(a) The Borrower shall have paid to the Administrative Agent, for the pro rata payment to each Lender, an amendment fee (the “Amendment Fee”) equal to 1.25% of the outstanding principal amount of the Loans as of the Second Amendment Effective Date.

(b) The Borrower shall have paid to the Administrative Agent (i) all fees, costs and expenses incurred through the Second Amendment Effective Date by the Administrative Agent, the Collateral Agent, the Offshore Trustee, and the Colombian Trustee, including, without limitation, reasonable attorneys’ fees incurred by the Administrative Agent, the Collateral Agent, the Offshore Trustee and the Colombian Trustee in the negotiation and preparation of this Second Amendment, the Amendment Security and Project Documents and the documents related hereto or thereto, and (ii) all interest on the Loans accrued but unpaid through the Second Amendment Effective Date.

5.3 O&M Agreement Amended. The Borrower and the Operator shall have duly authorized, executed and delivered an amendment to the O&M Agreement substantially in the form of Exhibit D hereto.

5.4 Technology Assistance Agreement Amended. The Borrower and Gener shall have duly authorized, executed and delivered an amendment to the Technology Assistance Agreement substantially in the form of Exhibit E hereto.

5.5 Share Trust Amended. The Shareholder, the Borrower, the Colombian Trustee and the Collateral Agent shall have duly authorized, executed and delivered an amendment to the Share Trust substantially in the form of Exhibit F hereto.

5.6 Offshore Trust and Retention Agreement Amended. Each of the Borrower, the Offshore Trustee, the Administrative Agent, the Collateral Agent and the Colombian Trustee shall have duly executed and delivered an amended and restated Offshore Trust and Retention Agreement substantially in the form of Exhibit G hereto.

5.7 Onshore Trust and Retention Agreement Amended. Each of the Borrower, the Colombian Trustee, the Administrative Agent, the Collateral Agent and the Onshore Trustee shall have duly executed and delivered an amended and restated Onshore Trust and Retention Agreement substantially in the form of Exhibit H hereto.

5.8 Pledge and Security Agreement Supplemented. Each of the Borrower and the Collateral Agent shall have duly executed and delivered a supplement to the Pledge and Security Agreement substantially in the form of Exhibit I hereto.

5.9 Security Agreement Supplemented. Each of the Borrower and the Offshore Trustee shall have duly executed and delivered a supplement to the Security Agreement substantially in the form of Exhibit J hereto.

5.10 Negative Pledge Agreement Amended and Renamed by Support Agreement. Each of AES, Gener, the Shareholder, the Borrower and the Collateral Agent shall have duly executed and delivered a Support Agreement amending, restating and renaming the Negative Pledge Agreement substantially in the form of Exhibit K hereto.

5.11 O&M Plan; Yearly O&M Budget. The Administrative Agent shall have received a revised O&M Plan and a Yearly O&M Budget for the calendar year 2002, in form and substance satisfactory to the Administrative Agent.

5.12 Shareholders’ Resolution. ETFC shall have duly authorized and adopted a shareholders’ resolution amending the By-laws of the Borrower in the form of Exhibit L hereof, which shall have been notarized and recorded in the Chamber of Commerce of Bogotá, and the Administrative Agent shall have received a certified copy of the resolution as so adopted, notarized and recorded.

5.13 No Liens on Stock. The capital stock of the Borrower shall be free and clear of all Liens other than the Liens pursuant to the Amendment Security and Project Documents. The Borrower shall have obtained an extension from ISAGEN of the last day by which it must offer 15% of the capital stock of the Borrower pursuant to the Stock Acquisition Documents to September 30, 2002 or later, which extension shall be in full force and effect.

5.14 Perfection of Security Interest.

(a) Each of the Administrative Agent and the Collateral Agent shall have received evidence satisfactory to it of the completion of all actions, recordings and filings of, or with respect to the Amendment Security and Project Documents, in each case as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the security interest in the Collateral described therein, subject to no other Liens.

(b) Each of the Administrative Agent and the Collateral Agent shall have received evidence satisfactory to it of the payment of all Other Taxes currently due and payable in connection with the execution, delivery and perfection of the Amendment Security and Project Documents.

5.15 Central Bank Notification; Prepayment Authorization. The Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent in all respects that the Loans, this Second Amendment and the other Credit Documents have been notified by the Borrower to the Central Bank to the extent required by and in accordance with applicable Law.

5.16 Litigation. No litigation, action, suit, investigation, claim or proceeding by any Governmental Authority or any Person (other than those relating to the Santander Litigation being pending on such date) shall be pending or threatened (a) against or affecting the Borrower or any of its properties or rights, or (b) to the best of the Borrower’s knowledge, against or affecting any Obligor or any of its properties or rights with respect to (i) this Second Amendment or any Project Document, or (ii) the transactions contemplated hereby or thereby which could have a Material Adverse Effect on the Borrower or the Facility.

5.17 Insurance Policies. The Borrower shall have caused the insurance required by Section 10.2 of the Credit Agreement, as waived hereby, to be in full force and effect as of the Second Amendment Effective Date and shall have provided the Administrative Agent with evidence, satisfactory to the Administrative Agent, that the requirements of Section 10.2 of the Credit Agreement, as waived hereby, have been met.

5.18 No Balances. The Administrative Agent shall have received evidence satisfactory to it that there are no balances (other than an aggregate amount of approximately P$464,087,309.29) on any deposit or other bank or securities accounts of the Borrower, other than those accounts of the Borrower established pursuant to the Onshore Trust and Retention Agreement and the Offshore Trust and Retention Agreement.

5.19 Appointment of Process Agent. The Administrative Agent shall have received a letter from the Process Agent, in form and substance satisfactory to the Administrative Agent, indicating its consent to its (i) appointment by the Borrower as its agent to receive service of process on behalf of the Borrower as specified in Section 13.9 of the Credit Agreement, and (ii) appointment by each Credit Party (other than the Borrower and the Operator) as its agent to receive service of process on behalf of such Credit Party as specified in the Credit Documents to which such Credit Party is a party, in each case for a period extending until the first anniversary of December 30, 2006.

5.20 No Adverse Conditions, No Change. The Administrative Agent shall have received evidence satisfactory to it that, since September 30, 2001, no circumstance, event or occurrence has taken place (other than the Existing Events of Default) that could have a Material Adverse Effect on the Borrower, including without limitation, (i) any civil disorder or similar disturbances, (ii) any Event of Loss to the Project, or (iii) other circumstances which threaten the revenues or the physical security of the Project.

5.21 Valuation Report. The Administrative Agent shall have received a valuation report from Pricewaterhouse Coopers in scope, form and substance satisfactory to the Required Lenders.

5.22 Additional Documents. The Administrative Agent shall have received any and all documents and instruments that it may reasonably deem necessary to carry out the terms and provisions of this Second Amendment.

Section 6. Representations and Warranties. To induce the Lenders, the Administrative Agent and the Collateral Agent to enter into this Second Amendment, and as partial consideration for the terms and conditions contained herein, the Borrower makes the following representations and warranties to the Lenders, the Administrative Agent and the Collateral Agent, each and all of which shall survive the execution and delivery of this Second Amendment and all of the other documents executed in connection herewith:

6.1 Organization.

(a) Each of the Credit Parties is a corporation or organization duly incorporated or organized, and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is duly authorized to do business and is duly qualified as a foreign corporation in all jurisdictions wherein the nature of its business or properties make such qualification necessary, and has the corporate power to own its properties and to carry on its business as now conducted.

(b) Each of the Credit Parties has the requisite corporate power and authority to execute, deliver and perform this Second Amendment and the Amendment Security and Project Documents to which it is a party.

6.2 Authorization; Valid and Binding Agreement. All corporate action required to be taken by each of the Credit Parties and its respective officers, directors and stockholders for the authorization, execution, delivery and performance of this Second Amendment and the Amendment Security and Project Documents to which it is a party have been taken and are in full force and effect. Each Person executing this Second Amendment or the Amendment Security and Project Documents on behalf of each of the Credit Parties is its authorized officer. This Agreement is, and each of the Amendment Security and Project Documents executed pursuant hereto will be, legal, valid, and binding obligations of the Credit Parties parties thereto.

6.3 No Conflict; Government Approvals.

(a) The execution, delivery and performance by the Borrower of this Second Amendment and the Amendment Security and Project Documents to which it is a party and by each of the Credit Parties of Amendment Security and Project Documents to which it is a party will not (i) conflict with, violate or result in the breach of any provision of any applicable Law; or (ii) conflict with or result in the breach of any provision of their respective articles of incorporation, charters, and/or by-laws.

(b) Except as have been obtained or made in accordance herewith, no authorization, consent or approval of, or other action by, and no notice of or filing with, any Governmental Authority is required to be obtained or made by any of the Credit Parties for the due execution, delivery and performance of this Second Amendment or the Amendment Security and Project Documents to which it is a party.

6.4 Third Party Consents. The execution, delivery and performance by each of the Borrower of this Second Amendment and the Amendment Security and Project Documents to which it is a party and by each of the Credit Parties of the Amendment Security and Project Documents to which it is a party will not:

(a) require any consent or approval of any Person which has not been obtained prior to, and which is not in full force and effect as of, the Second Amendment Effective Date;

(b) result in the breach of, default under, or cause the acceleration of any obligation owed under any loan, credit agreement, note, security agreement, lease, indenture, mortgage, loan document or other agreement by which any of them are bound or affected; or

(c) result in, or require the creation or imposition of, any Lien on any of their respective properties, other than pursuant to the Amendment Security and Project Documents (as required by this Second Amendment).

6.5 No Events of Default. No Default or Event of Default has occurred and is continuing under any of the Credit Documents, after giving effect to this Second Amendment and the Amendment Security and Project Documents.

6.6 Other Representations and Warranties. The representations and warranties of the Credit Parties in the Credit Documents are true and correct as of the date hereof after giving effect to this Second Amendment and will be true and correct as of the Second Amendment Effective Date after giving effect to the Amendment Security and Project Documents.

Section 7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of New York.

7.2 Headings. The headings and underscoring of articles, sections and clauses have been included herein for convenience only and shall not be considered in interpreting this Second Amendment.

7.3 Integration. The Credit Documents, as amended and waived by this Second Amendment and the Amendment Security and Project Documents, and all documents and instruments executed in connection herewith or otherwise relating to this Second Amendment and the Amendment Security and Project Documents, constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

7.4 Severability of Provisions. Any provision of this Second Amendment that is held to be inoperative, unenforceable, void or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Second Amendment are declared to be severable.

7.5 Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Delivery of an executed signature page to this Second Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Second Amendment.

7.6 Required Consents of Lenders. Each Lender hereby acknowledges and consents to the Amendment Security and Project Documents required pursuant to this Second Amendment. Each Lender instructs and authorizes the Administrative Agent and/or the Collateral Agent to execute and deliver such Amendment Security and Project Documents to which each is a party. The Collateral Agent, upon such instruction, authorization and consent, hereby instructs the Offshore Trustee and the Colombian Trustee to enter into such amendments to which it is a party, and consents to such amendment.

[SIGNATURES ON FOLLOWING PAGES]

Exhibit 4.(b)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

BORROWER

CHIVOR S.A. E.S.P.

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

BANK OF AMERICA, N.A.

By:
Name:
Title:

LENDER

BANK OF AMERICA, N.A.

By:
Name:
Title:

LENDER

BANQUE EUROPÉENNE POUR L’AMERIQUE LATINE (B.E.A.L.) S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

NATEXIS BANQUES POPULAIRES

By:
Name:
Title:

By:
Name:
Title:

LENDER

BNP PARIBAS, PANAMA BRANCH

By:
Name:
Title:

By:
Name:
Title:

LENDER

BAYERISCHE HYPO-UND VEREINSBANK AG — NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

LENDER

DRESDNER BANK LUXEMBOURG, S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG

By:
Name:
Title:

By:
Name:
Title:

LENDER

LANDESBANK RHEINLAND-PFALZ-GIROZENTRALE

By:
Name:
Title:

By:
Name:
Title:

LENDER

ROYAL BANK OF CANADA

By:
Name:
Title:

LENDER

BANCO SANTANDER COLOMBIA S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

UBS AG, STAMFORD BRANCH

By:
Name:
Title:

By:
Name:
Title:

LENDER

ORIX ASIA LIMITED

By:
Name:
Title:

LENDER

KBC FINANCE IRELAND

By:
Name:
Title:

By:
Name:
Title:

LENDER

NORDDEUTSCHE LANDESBANK LUXEMBOURG S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

BANCOLOMBIA (PANAMA), S.A.

By:
Name:
Title:

LENDER

CORPORACIÓN FINANCIERA NACIONAL Y SURAMERICANA, S.A.

By:
Name:
Title:

By:
Name:
Title:

LENDER

JP MORGAN CHASE BANK

By:
Name:
Title:

LENDER

METROPOLITAN LIFE INSURANCE COMPANY

By:
Name:
Title:

LENDER

CORPORACIÓN ANDINA DE FOMENTO

By:
Name:
Title:

LENDER

BANCO SANTANDER CENTRAL HISPANO, S.A. MIAMI AGENCY

By:
Name:
Title:

By:
Name:
Title: